Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made as of this 30th day of December 2005 by and between MEDIALINK WORLDWIDE INCORPORATED, a Delaware corporation, having an address at 708 Third Avenue, New York, New York (“Medialink”), and J. GRAEME McWHIRTER, with an address of 22 Eglantine Avenue, Pennington, New Jersey (“McWhirter”).

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.  McWhirter’s Employment with Medialink will terminate effective at the close of business on December 31, 2005 (the “Effective Date”). McWhirter shall resign as an officer and director of Medialink and its subsidiaries as of the Effective Date.

2.  McWhirter acknowledges that he fully understands the terms and implications of this Agreement.

3.  McWhirter has carefully considered other alternatives to executing this Agreement and has decided that he will execute this Agreement.

4.  McWhirter understands that he will have up to twenty-one (21) days from the date hereof to review and execute this Agreement and that he shall have the right, within seven (7) days after his execution of this Agreement, to revoke same unless such right is waived by McWhirter.

5.  McWhirter further recognizes that he executes this Agreement voluntarily and acknowledges that he has discussed this Agreement and the terms hereof with Charles Crow, Esq., his legal advisor. McWhirter further acknowledges that he has a full and thorough knowledge of the legal significance of this Agreement.

6.  In consideration for McWhirter signing and adhering to the terms and conditions of this Agreement and in consideration for certain consulting services and other obligations as specified below, McWhirter will, commencing on Medialink’s next regularly scheduled payroll date after the expiration of the seven (7) day revocation period pursuant to Section 4 hereof, receive the following:

(a)  One Hundred Seventy-Nine Thousand Six Hundred Eight and 56/100 ($179,608.56) Dollars (the “Consulting Payment”). Such Consulting Payment will be payable in twelve semi-monthly installments of Fourteen Thousand Nine Hundred Sixty-Seven and 38/100 ($14,967.38) Dollars, in accordance with Medialink’s normal payroll schedule, through the period ending June 30, 2006 (the period from the Effective Date through June 30, 2006 hereinafter referred to as the “Consulting Period”) in consideration for the provision of certain consulting services as follows;

i.
Within ten (10) days of the date hereof, McWhirter shall deliver a written report to Medialink reasonably detailing his activities on behalf of Medialink and shall be available to provide additional information and advice on the matters for which he has had responsibility during the term of his employment with Medialink;

ii.
From the Effective Date to and including June 30, 2006, McWhirter shall continue to provide information and advice to Medialink regarding (a) all matters in which he had responsibility prior to the Effective Date; and (b) the search for a successor to McWhirter as CEO of Teletrax, including interviews, general advice, etc. and transition with such new CEO; and

iii.	Such other services as Medialink shall reasonably request of McWhirter with regard to any transitional activities and any other activities in the furtherance of Medialink’s business.

During the Consulting Period, Medialink shall pay all necessary and reasonable costs of consultant in providing such services, including but not limited to, the attorneys’ fees associated with negotiating this Agreement, any subsequent agreement and any future consulting agreement, provided that in no event shall such legal fees exceed $5,000 in the aggregate. Medialink further agrees to provide McWhirter with, and access to, the reasonably necessary resources required for McWhirter to provide the consulting services during the Consulting Period.

(b)  One Million Four Hundred Eighty-Two Thousand Two Hundred Fifty-Nine and 92/100 (1,482,259.92) Dollars (the “Severance Payment”). Such Severance Payment shall be payable over the four and one-half year period from July 1, 2006 through December 31, 2010 (the period from July 1, 2006 through December 31, 2010 hereinafter referred to as the “Severance Period”) as follows:

i.
One Hundred Seventy-Nine Thousand Six Hundred Eight and 56/100 ($179,608.56) Dollars payable in twelve semi-monthly installments of Fourteen Thousand Nine Hundred Sixty-Seven and 38/100 ($14,967.38) Dollars, in accordance with Medialink’s normal payroll schedule, during the period July 1, 2006 through and including December 31, 2006;

ii.
Three Hundred Ninety Thousand Seven Hundred Ninety-Five and 41/100 ($390,795.41) Dollars payable in twenty-four semi-monthly installments of Sixteen Thousand Two Hundred Eighty-Three and 14/100 ($16,283.14) Dollars, in accordance with Medialink’s normal payroll schedule, during the period January 1, 2007 through and including December 31, 2007;

iii.
Three Hundred Forty-Seven Thousand Three Hundred Seventy-Three and 70/100 ($347,373.70) Dollars payable in twenty-four semi-monthly installments of Fourteen Thousand Four Hundred Seventy-Three and 90/100 ($14,473.90) Dollars, in accordance with Medialink’s normal payroll schedule, during the period January 1, 2008 through and including December 31, 2008;

iv.
Three Hundred Three Thousand Nine Hundred Fifty-One and 98/100 ($303,951.98) Dollars payable in twenty-four semi-monthly installments of Twelve Thousand Six Hundred Sixty-Four and 67/100 ($12,664.67) Dollars, in accordance with Medialink’s normal payroll schedule, during the period January 1, 2009 through and including December 31, 2009; and

v.
Two Hundred Sixty Thousand Five Hundred Thirty and 27/100 ($260,530.27) Dollars payable in twenty-four semi-monthly installments of Ten Thousand Eight Hundred Fifty-Five and 43/100 ($10,855.43) Dollars, in accordance with Medialink’s normal payroll schedule, during the period January 1, 2010 through and including December 31, 2010;

(c)  Immediate vesting of all Medialink stock options now held by McWhirter. All stock options held by McWhirter may be exercised only until the earlier of (i) their expiration date or (ii) December 31, 2006. All stock options not exercised by such date will thereafter no longer be exercisable; and

(d)  In the event McWhirter elects to continue to participate in the hospitalization, group health benefit, group term life insurance and disability plans of Medialink, then McWhirter shall be entitled to continue in such plans on the same terms and conditions as immediately prior to the Effective Date, for the period ending on the earlier of (i) December 31, 2006 or (ii) the date that he becomes eligible for similar coverage through a new employer. McWhirter acknowledges that after the Effective Date his continuing participation in Medialink’s hospitalization and group health benefit plans shall be pursuant to COBRA. In the event that McWhirter continues to remain eligible for Medialink’s hospitalization and group health benefit plans under COBRA beyond December 31, 2006, then McWhirter’s continuing participation beyond such date shall be at McWhirter’s sole cost and expense.

All payments referenced herein are gross amounts and shall be paid on a net amount after all applicable deductions and shall be paid only on the condition that McWhirter executes this Agreement, does not revoke same, and adheres to its terms. All payments referenced herein shall be payable regardless of Employee’s death or disability.

7.  McWhirter acknowledges that he was paid his accrued and unpaid salary and any bonuses to which he was entitled through the Effective Date and is not entitled to any further payments for same.

8.  As a condition to McWhirter’s receiving the payments referenced above and as a further material inducement for Medialink to enter into this Agreement:

(a)  McWhirter agrees that upon the delivery of this Agreement from Medialink to McWhirter, McWhirter shall deliver all Medialink Property, as hereinafter defined, in his custody or possession to Medialink or its representatives, and McWhirter represents and warrants that no such Medialink Property or copies thereof have been retained by him, any of his representatives or any person, firm or corporation owned or controlled by him or delivered to any third party. The term “Medialink Property” as used herein means any and all confidential or proprietary materials belonging to Medialink which are in McWhirter’s possession, including but not limited to books, records, files, documents, accounting or financial records, statements, reports, equipment, computer hardware, computer software, programs, contact lists, information/customer data and files (hardcopies and electronic), any proprietary information or data of Medialink in any format and any and all copies thereof, hard drive disks, keys to McWhirter’s offices and files, computer passwords provided by Medialink to McWhirter, passwords established by McWhirter on Medialink hardware and passwords established by McWhirter on any file containing Medialink information. Notwithstanding the foregoing, McWhirter shall be permitted to retain the cell phone/PDA (make: Palm, model: Treo 650) and laptop computer (make: IBM, model: T43, serial #: L3-AD598) that were used by McWhirter immediately prior to the Effective Date; provided however, that such equipment shall be subject to review by Medialink’s IT personnel to ensure that all Medialink Property has been permanently removed.

(b)  McWhirter acknowledges that the principal business of Medialink is providing video and audio production and satellite and other distribution services to television and radio stations and Internet sites for corporations and other organizations seeking to communicate their news to the public; corporation communications consultation and production primarily employing audio and video capabilities; distribution of public relations text, audio and video to news media and the general public via satellite, streaming media, cassette, wire or other means; distribution of press releases by the Internet, mail and facsimile; the maintenance of databases of media contacts for and on behalf of clients; providing closed-captioned text and associated streaming video clips; electronic tracking of watermark embedded materials that are distributed or broadcast for the purpose of reporting such broadcast or distribution; and such other businesses as Medialink may conduct from time to time (the “Business”). McWhirter acknowledges that he has acquired confidential information concerning Medialink and the Business and that, among other things, his knowledge of the Business was enhanced through his employment by Medialink. McWhirter acknowledges that such information is of great value to Medialink, is the sole property of Medialink, and was acquired by him in confidence.

(c)  McWhirter agrees that he will not, at any time, now or hereafter, use, reveal, divulge or make known to any person, any information which is treated as confidential by Medialink and not otherwise in the public domain, except as required by law.

(d)  McWhirter acknowledges that it is reasonably necessary for the protection of Medialink that McWhirter agrees, and, accordingly, McWhirter does hereby agree, that he will not, directly or indirectly, in the entire world, at any time during the three-year period from the Effective Date (the “Restricted Period”):

i.  engage in the Business for his account or render any services that constitute engaging in the Business, in any capacity to any entity; or become interested in any entity engaged in the Business either on his own behalf or as an officer, director, stockholder, partner, principal, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity; or

ii.  solicit, directly or indirectly, employ or engage, or cause to authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee, representative or agent of Medialink; provided, however, that the mere employment or engagement of an employee, representative or agent of Medialink by an entity associated with McWhirter shall not be deemed a breach of this provision; provided, that (i) McWhirter has not, directly or indirectly, solicited, or acted upon a contact from, or directed others to act upon a contact from, such employee, representative or agent; and (ii) McWhirter had no involvement in the hiring or engagement of such employee, representative or agent; and (iii) the entity associated with McWhirter has more than 100 employees at the same location as McWhirter; and (iv) such employee, representative or agent does not report, directly or indirectly, to McWhirter; or

iii.  solicit for services that are competitive with the Business, directly or indirectly, on behalf of himself or any third party, any client or vendor of Medialink and its affiliates; or

iv.  have an interest as an owner, lender, independent contractor, co-venturer, partner, participant, associate or in any other capacity, render services to or participate in the affairs of, any business which is competitive with, or substantially similar to, the Business of Medialink and its affiliates as presently conducted and as may be conducted by Medialink during the Restricted Period.

9.  The restrictions in Section 8(d) shall not be construed to prevent McWhirter from (i) owning, directly or indirectly, in the aggregate, an amount not exceeding two (2%) percent of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market; or (ii) rendering services for news organizations, or public relations departments or public relations agencies; or (iii) acting as a news reporter or manager for an entity whose primary function is journalism; or (iv) acting as a member of the internal public relations staff of any corporation or entity who performs services for only that corporation or its affiliates, including parent corporations, subsidiaries, and joint ventures; or (v) acting as an account executive or manager at a public relations agency directly serving that agency’s clients. Notwithstanding the prior sentence, however, McWhirter may not, render services, directly or indirectly, (i) for any organization, department, or affiliate of such news organizations, corporate public relations departments, or public relations agencies, whose primary purpose is to provide the production and distribution of video or audio news releases that are competitive with, or substantially similar to, the Business; or (ii) for any organization, department, or affiliate of such news organizations, corporate public relations departments, or public relations agencies, whose primary purpose is to provide closed-captioned text and associated streaming video clips services that are competitive with or substantially similar to the Business; or (iii) for any organization, department, or affiliate of such news organizations, corporate public relations departments, or public relations agencies, whose primary purpose is to provide watermarking and/or detection services that are competitive with, or substantially similar to, the Business.

10.  If McWhirter breaches, or threatens to commit a breach of, any of the provisions of Section 8 (the “Restrictive Covenants”), Medialink shall have the right and remedy to require McWhirter to account for and pay over to Medialink all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and McWhirter shall account for and pay over such Benefits to Medialink. In addition, if McWhirter breaches or threatens to commit a breach of any of the Restrictive Covenants, Medialink shall have the right to purchase from McWhirter his vested stock options for the book value of the shares of Common Stock underlying such vested options less the exercise price of such vested options; provided, however, that in no event shall money be due from McWhirter upon the purchase by Medialink of McWhirter’s vested stock options pursuant to this sentence. Medialink may, upon ten (10) days’ written notice to McWhirter, set off any amounts due it under this Section 10 against any amounts owed to McWhirter by Medialink. In addition, McWhirter agrees that any breach or threatened breach by him of Section 8 of this Agreement shall entitle Medialink, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without posting a bond or showing special damages. In the event that any of the restrictions contained in this Agreement shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then after such restrictions have been reduced so as to be enforceable, in its reduced form such provisions shall then be enforceable in the manner contemplated hereby.

11.  McWhirter further agrees and understands that failure to adhere to the terms and conditions of this Agreement, including but not limited to the provisions of Section 8 of this Agreement, as well as any action commenced by him against the Medialink Parties (as defined in Section 12), other than to enforce the terms of this Agreement, shall upon ten (10) days’ written notice to McWhirter and McWhirter’s failure during such period to cure the breach to Medialink’s reasonable satisfaction, immediately void Medialink’s obligation to pay the amounts set forth above, and any and all monies and/or benefits provided for herein to McWhirter and shall require immediate repayment by McWhirter of the value of all consideration paid or provided to McWhirter by Medialink pursuant to this Agreement, and shall further require McWhirter to pay Medialink’s reasonable costs and attorneys’ fees in defending or prosecuting such action.

12.  (a)McWhirter hereby stipulates, agrees, and understands that in consideration of the payments set forth in Section 6 above, that being good and valuable consideration, McWhirter hereby acting of his own free will, voluntarily and on behalf of himself, his heirs, administrators, executors, successors, and assigns (collectively, the “McWhirter Parties”), releases Medialink, its subsidiaries, affiliates, directors, officers, members, employees, attorneys, representatives, and agents and each of them and their predecessors, successors and assigns (collectively, the “Medialink Parties”) from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or any other damages, expenses, reimbursements or costs of any kind, including but not limited to any and all claims, demands, rights, and/or causes of action arising out of an alleged breach of any employment agreement whether written or oral, or relating to purported employment discrimination or violations such as Civil Rights violations, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. section 2000e, et seq.), the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871 (42 U.S.C. sections 1981 and 1983), Executive Order 11246 as amended, the Age Discrimination in Employment Act of 1967 (29 U.S.C. section 621, et seq.), the Equal Pay Act of 1963 (29 U.S.C. section 26(d)(1), the Rehabilitation Act of 1973 (29 U.S.C. section 701-794), the Americans with Disabilities Act (ADA), the New York Human Rights Law, Exec. Law, CH. 118, Art. 15, section 290, et seq. or any other applicable federal, state or local employment discrimination statute or ordinance which McWhirter might have or assert against any of the Medialink Parties: (1) by reason of his relationship or dealings with Medialink or the Medialink Parties or the termination of said relationship and all circumstances related thereto; or (2) by reason of any other matter, cause or thing whatsoever, from the first date of employment to the date of execution of this Agreement.

(b) Medialink hereby stipulates, agrees, and understands that in consideration of the obligations undertaken herein by McWhirter, that being good and valuable consideration, Medialink hereby acting of its own free will, voluntarily and on behalf of itself and the Medialink Parties, releases McWhirter and the McWhirter Parties, from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or any other damages, expenses, reimbursements or costs of any kind, including but not limited to any and all claims, demands, rights, and/or causes of action arising out of the relationship between McWhirter and the Medialink Parties, which the Medialink Parties might have or assert against any of the McWhirter Parties: (1) by reason of McWhirter’s relationship or dealings with the Medialink Parties or the termination of said relationship and all circumstances related thereto; or (2) by reason of any other matter, cause or thing whatsoever, from the first date of employment to the date of execution of this Agreement.

13.  McWhirter represents and agrees that he has not filed any lawsuits or demands for arbitration against Medialink, or filed or caused to be filed any charges or complaints against Medialink with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as part of McWhirter’s release of Medialink as set forth above, McWhirter agrees to the fullest extent permitted by law, not to sue, or file a charge, complaint, grievance or demand for arbitration against Medialink in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves Medialink, and that occurred up to and including the date of his execution of this Agreement, unless required to do so by law. To the extent any such action may be brought by a third party, McWhirter expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action.

14.  Medialink acknowledges that McWhirter may make an application for unemployment benefits and Medialink agrees not to contest or object to same, provided that such application is truthful and accurate.

15.  The parties agree that a press release will be prepared and filed announcing McWhirter’s resignation as an officer and director of Medialink. Such press release shall be subject to the prior review and approval of McWhirter, which approval shall not be unreasonably withheld. Medialink agrees that, other than the disclosure in such press release and any similar disclosure required to be made by Medialink and any other disclosures required by law, rule or regulation, it will make no disclosures concerning McWhirter’s employment or other information regarding McWhirter, except to state that pursuant to Medialink policy it can only confirm employment, job title, dates of service, rate of pay or to disclose other information as required by law.

16.  Medialink and McWhirter agree that confidentiality is a material condition of this Agreement. McWhirter agrees not to disclose or make reference to the terms of this Agreement without prior written consent of Medialink, except as required by law, or to his attorney or his immediate family. McWhirter further understands and agrees that he shall not hereafter contact or communicate with employees of Medialink, other than Kenneth Torosian, with regard to the subject matter of this Agreement, other than solely for the provision of consulting services during the Consulting Period. Nothing herein shall preclude McWhirter from discussing in general terms his duties and responsibilities while at Medialink. McWhirter acknowledges that Medialink will file all appropriate securities filings with regard to the termination of McWhirter’s employment relationship with Medialink.

17.  McWhirter further agrees that in any and all conversations and writings regarding the Medialink Parties, McWhirter shall make no negative statements concerning any aspect of the business of Medialink or concerning any of the Medialink Parties. Medialink stipulates and agrees that in any and all future conversations, writings and inquiries, and in all recommendations in reference to McWhirter, Medialink shall make no negative or derogatory statements regarding McWhirter.

18.  McWhirter further understands and agrees that he shall not assist or participate in any action brought against the Medialink Parties, but that he shall cooperate with the Medialink Parties in the defense of any such actions against the Medialink Parties of which he has knowledge by virtue of his employment with the Medialink Parties, subject to the requirements of his subsequent employment and fair compensation for his time and reimbursement of his reasonable expenses incurred in complying with this section, except that this section shall not be construed to prohibit him from complying with validly issued subpoenas.

19.  McWhirter acknowledges that, other than as expressly set forth herein, he has no entitlement to severance pay or any benefit resulting from the termination of his relationship with Medialink. McWhirter further understands that his receiving the consideration set forth in this Agreement is conditional upon his signing and not revoking this Agreement and complying with the terms and provisions hereof.

20.  This Agreement does not constitute an admission of misconduct or liability by any of the parties. This Agreement may be introduced in any proceeding to enforce its provisions.

21.  If any provision, or portion thereof, of this Agreement is determined to be invalid under applicable statute or rule of law, only such provision, and only to the extent determined to be invalid, shall be deemed omitted from this Agreement, the remainder of which shall remain in full force and effect.

22.  McWhirter agrees that this Agreement fully supersedes all of the provisions of that certain Amended and Restated Employment Agreement dated as of August 28, 2001 by and between Medialink and McWhirter and that such Amended and Restated Employment Agreement shall hereby be terminated and of no further force and effect.  McWhirter further agrees that this Agreement constitutes the complete Agreement between the parties and that no other representations have been made by Medialink. McWhirter agrees that this document resolves all outstanding issues arising from his relationship with Medialink and that he will not receive anything further from Medialink other than as expressly set forth herein.

23.  This Agreement shall be construed under the laws of the State of New York and shall in all respects be interpreted, enforced, and governed under the law of said state applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the United States District Court or New York Supreme Court, in the State of New York. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding and agree that venue for any action or proceeding brought in the State of New York shall lie in the United States District Court, Southern District of New York or Supreme Court of the State of New York, County of New York, as the case may be. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

24.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MEDIALINK WORLDWIDE INCORPORATED

By:
J. GRAEME McWHIRTER		Name: Kenneth Torosian
Date: January __, 2006		Title: Chief Financial Officer Date: January __, 2006

STATE OF ______________________	)
) ss.:
COUNTY OF _____________________	)

On the ________ day of ________________________, before me, the undersigned, personally appeared KENNETH TOROSIAN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he is the Chief Financial Officer of Medialink Worldwide Incorporated (“Medialink”), and that by his signature on the instrument, the individual executed the instrument on behalf of Medialink.

______________________________	Notary Public

STATE OF ______________________	)
) ss.:
COUNTY OF _____________________	)

On the ________ day of ____________, _______, before me, the undersigned, J. GRAEME McWHIRTER, personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual executed the instrument.

______________________________	Notary Public